FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of October 9, 2024, between the Acquiring Fund, a series of Managed Portfolio Series (the “Acquiring Fund”), and the Acquired Fund, as series of Angel Oak Funds Trust (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”), listed on Schedule A.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.
NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.
1.Terms of Investment
(a)In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule the Acquiring Fund and the Acquired Fund agree as follows:
(i)     In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.
(ii)     Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 10% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.
(iii)     Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.
(b)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, the Acquired

Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.
2.Representations of the Acquired Fund.
In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
3.Representations of the Acquiring Fund.
In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
4.Indemnification
(a)    Indemnification by the Acquiring Fund. The Acquiring Fund shall indemnify, defend and hold harmless the Acquired Fund and respective officers, directors, employees, agents, successors and assigns (collectively, the “Acquired Fund Indemnified Parties” or each an “Acquired Fund Indemnified Party”) from and against, and shall reimburse the Acquired Fund Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs liabilities, losses and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively referred to herein as “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with any breach or violation of this Agreement or any representation set forth in this Agreement.
The Acquiring Fund shall not be liable under this indemnification provision with respect to any Losses to which an Acquired Fund Indemnified Party would otherwise be subject by reason of an Acquired Fund Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Acquired Fund Indemnified Party’s duties or by reason of such an Acquired Fund Indemnified Party’s reckless disregard of its obligations and duties under this Agreement.
(b)    Indemnification by the Acquired Fund. The Acquired Fund shall indemnify, defend and hold harmless the Acquiring Fund and respective officers, directors, employees, agents, successors and assigns (collectively, the “Acquiring Funds Indemnified Parties” or each an “Acquiring Fund Indemnified Party”) from and against, and shall reimburse the Acquiring Funds Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs liabilities, losses and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively referred to herein as “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with any breach or violation of this Agreement or any representation set forth in this Agreement.
The Acquired Fund shall not be liable under this indemnification provision with respect to any Losses to which an Acquiring Funds Indemnified Party would otherwise be subject by reason of such Acquiring Funds Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Acquiring Funds Indemnified Party’s duties or by reason of such Acquiring Funds Indemnified Party’s reckless disregard of its obligations and duties under this Agreement.

5.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
Brian Wiedmeyer	Chase Eldredge
c/o U.S. Bank Global Fund Services	c/o Angel Oak Capital Advisors, LLC
615 East Michigan St.	3344 Peachtree Road NE, Suite 1725
Milwaukee, WI 53202	Atlanta, GA 30326
Email:brian.wiedmeyer@usbank.com	Email: chase.eldredge@angeloakcapital.com

With a copy to:	With a copy to:
Adam Smith	Tim Saunders
Attn: Regulatory Administration	Attn: Legal Dept.
615 East Michigan Street	3344 Peachtree Road NE, Suite 1725
Milwaukee, WI 53202	Atlanta, GA 30326
Email: adam.smith6@usbank.com	Email: tim.saunders@angeloakcapital.com

6.Term and Termination; Assignment; Amendment
(a)This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).
(b)This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
(c)This Agreement may not be assigned by either party without the prior written consent of the other.
(d)This Agreement may be amended only by a writing that is signed by each affected party.
(e)In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Fund.
(f)In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Angel Oak Funds Trust, on behalf of Angel Oak High Yield Opportunities ETF /s/ Adam Langley	Managed Portfolio Series, on behalf of Kensington Managed Income Fund /s/ Brian Wiedmeyer
Adam Langley President	Brian Wiedmeyer President

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds	Acquired Funds

Kensington Managed Income Fund	Angel Oak High Yield Opportunities ETF